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                                                                                                                         Exhibit 12


                                                 BROOKDALE LIVING COMMUNITIES, INC.

                                             STATEMENTS REGARDING COMPUTATION OF RATIOS
                                                OF EARNINGS TO COMBINED FIXED CHARGES
                                                    AND PREFERRED STOCK DIVIDENDS
                                                      (In 000's, Except Ratios)



                                                     Three months ended June 30,          Six months ended June 30,
                                                         1999              1998             1999             1998
                                                        ------            ------           ------           ------

EARNINGS
--------

Income before income tax expense
  per consolidated financial statements..............$   4,148         $   2,410        $   8,484         $   4,135
Interest cost........................................    8,253             5,389           15,739            10,303
Interest cost (capitalized)..........................    (446)             (399)            (847)             (602)
Amortization of debt expense.........................      295               313              951               616
Preferred stock dividends............................       --                --               --                --
                                                     ---------         ---------        ---------         ---------
Earnings.............................................   12,250             7,713           24,327            14,452
                                                     =========         =========        =========         =========

FIXED CHARGES
-------------

Interest cost........................................$   8,253         $   5,389        $  15,739         $  10,303
Amortization of debt expense.........................      295               313              951               616
Preferred stock dividends............................       --                --               --                --
                                                     ---------         ---------        ---------         ---------
Total fixed charges..................................    8,548             5,702           16,690            10,919
                                                     =========         =========        =========         =========

Ratio of earnings to combined fixed charges and
  preferred stock dividends..........................     1.43              1.35             1.46              1.32
                                                     =========         =========        =========         =========

Excess of earnings to combined fixed charges and
  preferred stock dividends..........................$   3,702         $   2,011        $   7,637         $   3,533
                                                     =========         =========        =========         =========


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